Exhibit 99.2

Comerica Incorporated 2009 Annual Meeting of Shareholders

Chairman’s Presentation

[Slides 12 and 13]

Good morning.

This is clearly the most difficult economic environment any of us could have ever imagined, short of being a full-blown Depression. The prolonged recession we are in has affected individuals, families, and businesses of all sizes.

Throughout this economic downturn, we have remained attentive to the needs of our customers.  And, we have focused on things within our control, such as expenses.

We have not been distracted by daily news events or the stock market’s continued volatility.

[Slide 14]

We are taking a number of actions to navigate these turbulent times, which I will share with you this morning.  I believe they position us well in this environment and for the future.

I’ll provide a summary of our 2008 and first quarter 2009 financial performance, and then review some of our achievements in the past year, before sharing some final thoughts on the banking industry and the road ahead.

The next two slides show some of the impacts of what many are calling the Great Recession.

[Slide 15]

The first shows the spike in unemployment over the past year, which you can see on the far right of the chart.

[Slide 16]

The next slide shows the fall off in Gross Domestic Product, including the drop of 6.1 percent in the first quarter of 2009.  This chart also includes a forecast from our chief economist, Dana Johnson, who believes the economy will continue to contract in the second and third quarters.

[Slide 17]

We’ve seen a number of remarkable headlines involving the banking industry in the past year, each one seemingly more incredible than the other.  Some of the more dramatic ones included the following:

There was the collapse of Bear Stearns, followed by news that IndyMac was being placed into receivership by the FDIC. Then there were headlines about the collapse of Countrywide, and the federal takeover of Fannie Mae and Freddie Mac.

Those extraordinary events were followed by news of the sale of Merrill Lynch to Bank of America, the bankruptcy of Lehman Brothers, the seizure of Washington Mutual by the FDIC, the conversion of Goldman Sachs and Morgan Stanley from investment banks into bank holding companies, and the purchase of Wachovia by Wells Fargo.

Some of the other more notable headlines in the past year also covered the government’s response to the continuing economic crisis.

[Slide 18]

You see some of them here.

On April 24, the Board of Governors of the Federal Reserve System indicated that, “Given the heightened uncertainty about the economy and potential losses in the banking system, and the potential in the current environment for adverse economic outcomes to be magnified through the banking system, supervisors believe it prudent for large bank holding companies to hold substantial capital to absorb losses should the economic downturn be longer and deeper than now anticipated.”

[Slide 19]

I am pleased to report to you that Comerica’s capital levels have remained strong throughout this recession, and were enhanced in the first quarter of 2009.

The quality of our capital continues to be solid, as evidenced by a Tier I Ratio of 11.06 percent, a Tier I Common capital ratio of 7.32 percent and a Tangible Common Equity ratio of 7.27 percent, all as of March 31, 2009.

[Slide 20]

The first quarter Tangible Common Equity ratio was, once again, the highest among our peers, as you can see here.

[Slide 21]

To further preserve and enhance our balance sheet strength in this environment, we made the difficult decision to reduce the quarterly cash dividend rate to 5 cents per common share in the first quarter, from 33 cents per common share in the fourth quarter 2008. This action enables the retention of nearly $170 million per year in tangible equity.  We look forward to increasing our dividend when our outlook on the economy improves and we deem it prudent.

[Slide 22]

We are participants in the U.S. Treasury Department’s Capital Purchase Program, commonly known as TARP.

When the program was first announced late last year, the intent was to provide capital to the nation’s healthy financial institutions to increase the flow of financing to businesses and to consumers, and to support the economy.  We chose to participate in the program because we believed it was the right thing to do for our nation during a time of extreme economic turmoil, even though our capital position was already strong.

The capital we received requires us to pay dividends to the U.S. Treasury. In 2009, we will pay $134 million, or approximately 88 cents per share.

The public perceptions around this program have changed with time.  One of the questions I’m often asked is: When is Comerica going to pay back the TARP?  We plan to redeem the $2.25 billion in preferred stock at such time as feasible, with careful consideration given to the economic environment.

[Slide 23]

Our Tier 1 capital ratio, excluding the TARP funds as of March 31, 2009, is 8.02 percent, which is well above the regulatory minimum of 6 percent — the red line you see here — and exceeds our Tier 1 capital ratio before we chose to participate in TARP.

[Slide 24]

With our strong and enhanced capital, we have focused our lending efforts on new and existing relationship customers, with the appropriate credit standards in place.  In the first quarter, we had $1.1 billion in new lending commitments to businesses, $4.2 billion in renewed commitments to businesses, and $308 million in consumer originations.

We also continued to support the housing market through the purchase of Mortgage-Backed Government Agency Securities totaling $2 billion.

Recently, the U.S. Treasury Department announced the results of stress tests for the nation’s 19 largest banks — those with assets of $100 billion or more. While the Treasury Department did not subject us to such stress testing (we have $67.4 billion in total assets), Comerica regularly conducts its own rigorous and thorough stress tests, which helps ensure we have adequate reserves and capital to weather the economic environment.

[Slide 25]

During these difficult economic times, Comerica’s action plan for success is to follow our business model and execute our strategy, making enhancements along the way to adapt to the changing environment.

We avoided many of the problems that have impacted our industry.

For example, we avoided subprime mortgage programs and off-balance-sheet structures, such as structured investment vehicles and collateralized debt obligations, that made negative media headlines.

We also didn’t go out and make an overly expensive acquisition in the years preceding this economic downturn.

Instead, we have continued to focus on things we do best, such as relationship banking.

Our action plan to deal with this environment also includes a strong focus on expense controls.  Even though our performance in 2008 exceeded the performance of many of our peers, we froze the base salaries for the top 20 percent of our company for 2009.

We also reduced to zero my cash incentive related to 2008 annual results and replaced that with a 2009 grant of restricted stock that vests in five years, in order to further align my incentives with our company’s long-term performance.  We reduced our workforce nearly 10 percent over the past year.  We now have a staffing level that is the lowest in more than 10 years, even with our investment in about 100 new banking centers since 2005.  Improving technology and dedicated colleagues continue to enhance productivity and customer service.

[Slide 26]

Our action plan also includes capitalizing on revenue generation opportunities.  We have had great success in increasing loan spreads over the past year, and we will continue this effort as other credits come up for renewal. We also have a number of products and services to assist new and existing relationship customers as they continue to cope with this difficult economy.

[Slide 27]

Finally, our action plan for success is to continue to be fully engaged as trusted advisors to our customers, keeping them informed of Comerica’s strengths and capabilities through our experienced relationship managers and our Customer Resource Center at comerica.com.

At this time, I would like to turn to our financial results.

[Slide 28]

The bursting of the housing bubble led to the well-publicized challenges in the residential real estate development market, which affected our overall performance in 2008.

For the full year 2008, we reported net income applicable to common stock of $196 million, or $1.29 per diluted share, compared to $686 million, or $4.43 per diluted share, for 2007.

The key driver in the decrease in our 2008 net income was an increase in the provision for credit losses of $493 million.

About half of the 2008 provision was from our commercial real estate line of business, nearly 80 percent of which was related to our California local residential real estate developer portfolio.  This portfolio focused on smaller residential developers, which built starter and first-time move-up homes.

Our 2008 earnings were also impacted by a $96 million charge related to our repurchase of auction-rate securities from our retail and institutional clients.

[Slide 29]

Excluding the Financial Services Division — which provides services to title and escrow companies — we grew average loans $2.8 billion, or 6 percent in 2008, including 14 percent growth in our Texas market.  Average noninterest-bearing deposits grew by 6 percent.  The net interest margin reflected a more than 300 basis point decrease in the average Fed funds rate.  We continued to control expenses in 2008 as the economy weakened.

[Slide 30]

Turning to our most recent quarterly results, we had $9 million in net income in the first quarter, compared to $20 million in the fourth quarter of 2008.

Preferred stock dividends to the U.S. Treasury Department under the Capital Purchase Program were $33 million, or 22 cents per share, resulting in a net loss applicable to common stock of $24 million, or 16 cents per share.

The net interest margin declined 29 basis points from the fourth quarter, primarily reflecting the limited opportunity to reduce deposit rates and the decreased contribution of noninterest-bearing funds in a significantly lower rate environment, partially offset by increasing loan spreads.

We believe the core margin bottomed in January, and expect it will improve throughout the remainder of the year, due to continued loan spread expansion and the runoff of higher cost time deposits and debt.

[Slide 31]

Our expense controls included a workforce reduction of five percent in the first quarter of this year and about 10 percent year over year.  We are a leaner, more efficient company today, as you can see by this chart. The blue bars show our average assets as they have risen since 2003.  The green line shows the reduction of our workforce over that same period, and the orange line shows the more pronounced reduction of our workforce if new banking center employees are excluded.

[Slide 32]

In this contracting economic environment, individuals, and companies of all sizes, have looked to conserve cash and reduce expenditures in order to weather this unprecedented downturn. As you can see by this slide, commercial and industrial loan growth has slowed sharply in all 10 previous recessions that have occurred after World War II.

Actual loan outstandings have fallen in eight of those recessions, in inflation-adjusted terms.

Companies have reduced their borrowings during this recession, as well. As a result, we have seen reduced loan demand across our geographic markets.  Overall, average loans, excluding the Financial Services Division, were down nearly $1.7 billion from the fourth quarter.

[Slide 33]

We have continued to reserve for loan losses substantially in excess of charge-offs to reflect the continued downturn in the economy, as shown by the line above the bars in this chart.  We are working hard to stay ahead of the credit issues in this environment.

For example, we have continued to reduce our exposure to the challenged automotive industry.

[Slide 34]

Our non-dealer loan outstandings are down $1.2 billion, or 46 percent, since the end of 2005.  This portfolio now represents about 3 percent of our total loans.

We plan to continue to reduce our loans to this sector. Our direct exposure to GM and Ford is less than $100 million. We have no direct exposure to Chrysler.

[Slide 35]

The next two slides show our superior performance relative to our peers in the area of credit quality.  This first chart shows the changes in nonperforming asset levels from the fourth quarter 2008 to the first quarter 2009.  All banks in our peer group had more nonperforming assets than the fourth quarter, and understandably so, given the environment, but some of our peers had dramatic increases quarter-over-quarter, as you can see here.

Comerica had a relatively more modest increase of 9 percent, well below the peer group average of 32 percent.

[Slide 36]

The second chart shows first quarter 2009 net charge-offs as a percent of total loans.  The peer group average is 1.88 percent; Comerica is considerably better than the peer group average, at 1.26 percent.

[Slide 37]

We were pleased by the $1 billion increase in average core deposits in the first quarter, the vast majority of which are noninterest-bearing. We are staying close to our customers throughout this economic cycle, delivering the exceptional service that has been a hallmark of our company for many years.

[Slide 38]

Consumers are saving more during this economic downturn, as the chart shows, and this is supporting our deposit-gathering efforts.

Before reviewing some of our other accomplishments in the past year, I want to show a slide on our stock performance.

[Slide 39]

As you can see, from January 1, 2009, to May 18, 2009, we outperformed all of our peers with respect to stock price.  It is worth noting that six of our 11 peer banks reported losses in the first quarter after preferred dividends, and five of 11 before the dividends.

Market reaction to our first quarter performance was positive relative to our peers, given the expected bottoming of the net interest margin, our expense controls, our credit management and strong capital position.

[Slide 40]

Turning to our other achievements in the past year, we opened 28 new banking centers in 2008, all of them in our higher growth markets.  The 100th new banking center that we opened since the rollout of our banking center expansion program is located in Fenton Marketplace, a premier shopping district in the Mission Valley area of San Diego, California.

We also expanded into Fort Worth, Texas in 2008.

We plan to open significantly fewer banking centers in 2009, given the economic downturn and our focus on expense controls in this environment.

We completed the relocation of our corporate headquarters in 2008, and did so on time and under budget.  We’re proud to be a part of the resurgent downtown core of Dallas, Texas.

Within our Retail Bank, we had the successful launches of the HealthReserve health care savings account, and the EZ Perks rewards program.

Within our Business Bank, notable activities included surpassing, for the first time, $2 billion in monthly volume with Comerica Business Deposit Capture, a product which enables businesses to scan images of checks at their own locations and transmit them electronically to Comerica for deposit.

We also continue to serve as the financial agent for the U.S. Department of the Treasury for its DirectExpress debit card program for Social Security recipients, which we rolled out last year.

Within Wealth & Institutional Management, our role as trusted advisors to our clients is making a difference in this environment, as we assist them in managing through the market’s continued volatility.

This is the first Comerica annual meeting for Curt Farmer, who we welcomed to the organization in 2008 as executive vice president. He is head of Wealth & Institutional Management.  Welcome, Curt.

[Slide 41]

We continue to renew our commitments to community, diversity and sustainability.

We provided more than $14 million to not-for-profit organizations nationwide in 2008, including more than $7 million from our Comerica Charitable Foundation.  Our employees also raised more than $2.3 million for the United Way and Black United Fund.  Through our financial literacy program, Comerica volunteers educated thousands of students and adults on how to manage their finances.

[Slide 42]

In the area of diversity, we were once again recognized nationally.  DiversityInc magazine listed Comerica among the noteworthy companies for diversity and sixth for supplier diversity in 2008.  In 2009, we ranked number 30 among the top 50 companies for diversity, and fifth for supplier diversity.

We also were ranked third on Hispanic Business magazine’s 2008 Diversity Elite 60 list, and Latina Style gave us an honorable mention on its Best U.S. Companies for Latinas to Work For list.

[Slide 43]

In the area of sustainability, we made progress in embedding sustainable business practices into our operations — practices that will help protect and preserve the environment for those who come after us. And many of our efforts have already begun to improve our business performance by reducing costs and waste.  The Carbon Disclosure Project ranked Comerica’s response to its 2008 survey number two among financial services companies in the S&P 500.

[Slide 44]

Looking ahead, it is clear the banking industry is in the midst of fundamental change.  The competitive landscape has changed dramatically in the past year.

Given this new environment, there are still a number of unknowns ahead for the banking industry.  What will the role of government be a year from now or two years from now?

What regulatory changes to our industry will be made over that same time frame?

Let’s hope that whatever industry emerges from this economic downturn will be better positioned to withstand the kinds of shocks that the industry saw in the past year. Nobody wants to go through this again.

I do believe that banks such as Comerica with stronger capital positions and a stronger focus on customers will be much better able to adapt to the new environment.

The market focus today is clearly on safety and soundness.

I expect we’ll see continued consolidation in our industry.

Texas can expect to see some consolidation in its banking sector, but I believe the number of distressed banks will be modest in comparison to other, less stable real estate markets.

While there have been some rough patches, the Texas economy in general seems to be more robust, and more resilient than the national economy, as our chief economist’s most recent Texas Brief makes clear, and which you can see at comerica.com.

[Slide 45]

In closing, I believe we are well positioned in this environment and for the future.  We have a strong capital position, and a sharp focus on credit and expense controls.  We have an experienced and dedicated workforce that is working hard to grow new and existing customer relationships.

We have a conservative investment and expansion strategy that we believe is right for these times.

We have the size to quickly identify issues and opportunities, whenever and wherever they may arise.  In short, we believe we have what it takes to be successful in this and any economic environment.

As always, we will be guided by our vision to help people and businesses be successful. We will continue to deliver the highest quality financial services, providing outstanding value and building enduring customer relationships.

In this most challenging of times, you can expect Comerica to rise to the challenge once again, as it has for 160 years.  We plan to move forward with a purposeful resolve, a clear vision to help people and businesses be successful, and with confidence.

[Slide 46]

At this time, we would be happy to answer any of your questions.

[Slide 47]